Exhibit 4.1

Franklin BSP Real Estate Debt, Inc.

FORM OF DISTRIBUTION REINVESTMENT PLAN

This Distribution Reinvestment Plan (the “Plan”) is adopted by Franklin BSP Real Estate Debt, Inc., a Maryland corporation (the “Company”), with respect to cash distributions declared by its Board of Directors (the “Board”) on classes of the Company’s shares of common stock, $0.001 par value per share (“Shares”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Articles of Amendment and Restatement of the Company (as amended or restated from time to time, the “Charter”).

1.	Distribution Reinvestment. As agent for the stockholders of the Company (the “Stockholders”) who purchase Shares (1) pursuant to the Company’s continuous offering of Shares (the “Offering”), or (2) any future offering of Shares (a “Future Offering”), and who do not opt out of participating in the Plan (or who affirmatively elect to participate in the Plan, as applicable, as set forth in Section 3 below) (the “Participants”), the Company will apply all amounts that would otherwise by paid in cash to each Participant related to dividends and other distributions declared by the Board (after any fee or other deductions applicable to such Shares) on Shares held by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Share acquired under the Plan, to the purchase of additional Shares of the same class for such Participant.

2.	Effective Date. The effective date of the Plan shall be [●], 2025. The Company may, in its discretion, cease to offer the Plan to Stockholders.

3.	Procedure for Participation. Any Stockholder who has executed a subscription agreement for Shares that has been accepted by the Company will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement; provided, however, that any Stockholder which is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan, will only become a Participant if the Stockholder notes such an election on the Stockholder’s subscription agreement. If any Stockholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Company’s transfer agent, the dealer manager for the Offering or Future Offering or any soliciting dealer participating in the distribution of Shares for the Offering or Future Offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company.

4.	Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the definition of an “accredited investor” as defined by Regulation D of the Securities Act or other investment suitability standards imposed by the Company and set forth in the Private Placement Memorandum and the Stockholder’s subscription documents.

5.	Purchase of Shares.

A. Participants will acquire Shares from the Company (including Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan (the “Plan Shares”) at a price equal to the most recently disclosed transaction price per Share applicable to the class of Shares purchased by the Participant on the date that the Distribution is payable (calculated as of the most recent month end), which will generally be equal to the prior month’s net asset value per share for such class of Share. No upfront selling commissions will be payable with respect to Shares purchased pursuant to the Plan, but such Shares may be subject to ongoing stockholder servicing fees as provided in the terms of such class of Shares. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Shares would cause the percentage ownership or other limitations contained in the Charter to be violated.

B. Plan Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from Shares that will be issued by the Company in connection with the Offering or a Future Offering. In particular, the issuance of Plan Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any U.S. state or the securities laws of any other jurisdiction and instead are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and state and other securities laws. Therefore, Plan Shares may not be resold or transferred except as permitted under the Securities Act and applicable state and other securities laws pursuant to registration or an exemption therefrom.

6.	Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

7.	Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

8.	Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (1) the Distributions reinvested during the quarter; (2) the number and class of Shares purchased pursuant to the Plan during the quarter; (3) the per Share purchase price for such Shares; and (4) the total number of Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable participant.

9.	Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering at least 10 business days’ prior written notice to the Company. This notice must be received by the Company prior to the last day of the month in order for a Participant’s termination to be effective for such month (i.e., a timely termination notice will be effective as of the last day of the month in which it is timely received and will not affect participation in the Plan for any prior month). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant requests that the Company repurchase all or any portion of the Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares for which repurchase was requested but that were not repurchased will be terminated. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder in cash.

10.	Amendment, Suspension or Termination by the Company. The Company may amend any aspect of the Plan; provided, however, that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 business days prior to the effective date of that amendment. The Company may suspend or terminate the Plan for any reason upon 10 business days’ written notice to the Participants.

11.	Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (1) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (2) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.